UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 16, 2010

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

870 Haliimaile Road, Makawao, Maui, Hawaii, 96768

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

Maui Land & Pineapple Company, Inc., a Hawaii corporation (“MLP” or the “Company”), owns that certain real property commonly referred to as the “Kapalua Bay Golf Course” (the “Golf Course”).

On September 16, 2010, MLP and TY Management Corporation, a Hawaii corporation (“Buyer”), entered into that certain Sale, Purchase and Escrow Agreement (the “Purchase Agreement”), pursuant to which, among other things, MLP agrees to sell the Golf Course and all improvements, structures and fixtures on the Golf Course to Buyer for $23.6 million in cash (the “Transaction”).  The closing of the Transaction is contingent upon, among other things, the satisfaction of certain customary closing conditions.  The Transaction is expected to close in September 2010.

Pursuant to the Purchase Agreement and in connection with the closing of the Transaction, (i) MLP has entered into an agreement to concurrently sell to the Buyer approximately 1.3 acres of land and the improvements thereon that comprise the maintenance facility for the Golf Course for a purchase price of $481,000; (ii) MLP will enter into agreements related to the property commonly known as the Kapalua Golf Academy, pursuant to which the Buyer will lease the building for an initial term of ten (10) years and be granted an easement for the approximately 25 acres adjacent to the building; (iii) an affiliate of MLP will enter into a lease agreement (the “Ground Lease”) with Buyer, for a term ending on March 31, 2011, pursuant to which Buyer will lease the Golf Course to such MLP affiliate, which will operate the Golf Course; (iv) such MLP affiliate will enter into a lease agreement for the retail area of the Golf Course pro shop upon expiration of the Ground Lease for an initial term of 5 years; and (v) MLP and Buyer will enter into an agreement regarding the Kapalua Club, identifying the rights and privileges members of the Kapalua Club will be afforded with respect to the Golf Course after the closing of the Transaction.  The Ground Lease requires the Company to complete certain capital improvements to the Golf Course prior to the end of the initial term.

The Buyer is the owner of the Kapalua Plantation Golf Course (the “Plantation Course”) that was purchased from the Company in March 2009.  An affiliate of MLP is the lessee and operator of the Plantation Course under a lease agreement that expires on March 31, 2011.

The foregoing summary of the terms of the Purchase Agreement are not complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s periodic report for the corresponding period.

Forward-Looking Statements. Any statements contained in this Current Report on Form 8-K that refer to events that may occur in the future or other non-historical matters are forward-looking statements.  These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on the Company’s expectations as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  (1) conditions to the closing of the Transaction may not be satisfied; (2) the Transaction may involve unexpected costs, unexpected liabilities or unexpected delays; and (3) the failure of the Transaction to close for any other reason.  Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Item 7.01 Regulation FD Disclosure.

The following information set forth in this Item 7.01 of this Current Report on Form 8-K, including the text of the press release, attached as Exhibit 99.1 hereto, is being furnished to, but not filed with, the Securities and Exchange Commission.

On September 22, 2010, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the Company’s execution of the Purchase Agreement.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: September 22, 2010	By:	/s/ TIM T. ESAKI
Tim T. Esaki
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated September 22, 2010.